Exhibit 99.1

ARKO Corp. Reports Preliminary Estimated Fourth Quarter and Full Year 2025 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced preliminary estimated financial results for the fourth quarter and the full year ended December 31, 2025.

Concurrently, ARKO Petroleum Corp. (“APC”), one of the Company’s subsidiaries, announced today that it has launched a roadshow for its initial public offering of shares of Class A common stock, including APC’s preliminary estimated financial results for the fourth quarter and full year ended December 31, 2025. Given that APC constitutes a material portion of the Company’s business, the Company is also providing preliminary ranges of the estimated consolidated financial results for ARKO Corp. and its subsidiaries.

Based on preliminary, unaudited financial data, fourth quarter 2025 net income is expected to be between a net loss of $1.8 million and net income of $0.4 million and fourth quarter 2025 Adjusted EBITDA is expected to be between $63.1 million and $66.1 million.

Based on preliminary, unaudited financial data, full year 2025 net income is expected to be between $19.1 million and $21.3 million, and full year 2025 Adjusted EBITDA is expected to be between $246.0 million and $249.0 million.

The Company plans to report its fourth quarter and full year 2025 financial results later this quarter, at which time the Company will discuss its 2025 financial results in more detail and provide its outlook for 2026.

Preliminary estimated fourth quarter and full year 2025 results are expected to be within the following ranges, as compared to the fourth quarter and full year 2024:

		For the Three Months Ended December 31, 2025			For the Year Ended December 31, 2025
	For the Three Months Ended December 31, 2024	Low Estimate	High Estimate	For the Year Ended December 31, 2024	Low Estimate	High Estimate
	(in millions)
Net (loss) income	$(2.3)	$(1.8)	$0.4	$20.8	$19.1	$21.3
Interest and other financing expenses, net	19.7	19.8	19.8	67.2	73.3	73.3
Income tax (benefit) expense	(3.0)	(0.5)	2.5	6.1	6.0	9.0
Depreciation and amortization	34.0	34.1	32.1	132.4	135.5	133.5
EBITDA (a)	48.4	51.6	54.8	226.5	233.9	237.1
Acquisition and divestiture costs (b)	1.2	2.8	2.8	5.2	6.5	6.5
Initial public offering costs (c)	—	0.9	0.9	—	2.2	2.2
Loss (gain) on disposal of assets and impairment charges (d)	1.7	3.1	3.1	6.8	(12.1)	(12.1)
Share-based compensation expense (e)	4.1	4.3	4.3	12.3	15.2	15.2
Income from equity investment (f)	—	—	—	(0.1)	(0.1)	(0.1)
Taxes paid (received) in arrears (g)	—	0.2	0.2	(1.4)	0.3	0.3
Adjustment to contingent consideration (h)	1.0	(0.4)	(0.4)	—	(2.2)	(2.2)
Expenses related to wage and hour claim settlement (i)	—	0.5	0.5	—	2.5	2.5
Other (j)	0.5	0.1	(0.1)	(0.4)	(0.2)	(0.4)
Adjusted EBITDA (a)	$56.9	$63.1	$66.1	$248.9	$246.0	$249.0
(a)
See Use of Non-GAAP measures below.

(b)
Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.
(c)
Eliminates costs incurred related to the Company’s proposed initial public offering of ARKO Petroleum Corp.
(d)
Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites, including a $20.8 million gain related to the expiration in the second quarter of 2025 of a real estate purchase option received in 2021 that was accounted for as a sale-leaseback.
(e)
Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate the Company's employees and members of the Board.
(f)
Eliminates the Company's share of income attributable to its unconsolidated equity investment.
(g)
Eliminates the receipt and payment of historical fuel, franchise and other tax amounts for multiple prior periods.
(h)
Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(i)
Eliminates non-recurring expenses accrued in net income (loss) related to a wage and hour collective action settlement.
(j)
Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

Preliminary Financial Data

The information above summarizes certain of the Company's preliminary financial data for the fourth quarter and year ended December 31, 2025. The Company currently expects that its final results will be consistent with the estimates set forth above, but such estimates are preliminary and its final results could differ materially from these estimates upon completion of the financial closing procedures due to final adjustments and developments that may arise between now and the time such audited consolidated financial statements for the year ended December 31, 2025 are issued. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented below may be identified. The Company's independent registered public accounting firm, Grant Thornton LLP, has not audited, reviewed, compiled or performed any procedures on this preliminary financial information, and accordingly, does not express an opinion or other form of assurance with respect to this preliminary financial information. There can be no assurance that the Company's final results will not differ from this preliminary financial information. Any such changes could be material. Therefore, you should not place undue reliance on these preliminary numbers or assume that they are indicative of what the Company's results for the completed quarter and year will be.

Use of Non-GAAP Measures

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure derived in accordance with GAAP, including net income. The presentations of these non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of, its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829